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                   Baxter International Inc. and Subsidiaries

      Exhibit 11.2 - Computation of Fully Diluted Earnings per Common Share

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(Unaudited - in millions, except per share data)                   Three months ended              Six months ended
                                                                             June 30,                      June 30,
                                                                  1997           1996        1997 (a)          1996
EARNINGS
  Income (loss) from continuing operations applicable
      to common stock                                             $162           $142           ($41)          $280
  Income from discontinued operations                                0             34              0             54
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Net income (loss) available for common stock                      $162           $176           ($41)          $334
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Shares
  Weighted average number of common shares
      outstanding                                                  278            272            276            272
  Additional shares assuming exercise of
      stock options, performance share awards and stock
      purchase plan subscriptions                                    5              5              0              6
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  Average common shares and equivalents outstanding                283            277            276            278
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FULLY DILUTED EARNINGS PER COMMON SHARE
  Income (loss) from continuing operations                       $0.57          $0.51         ($0.15)         $1.01
  Income from discontinued operations                             0.00           0.12           0.00           0.19
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  Net income (loss)                                              $0.57          $0.63         ($0.15)         $1.20
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(a)  Fully diluted earnings per share for the six months ended June 30, 1997 has been calculated without common stock equivalents as the effect would be anti-dilutive.